Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of Incorporation or Organization

Desert Newco, LLC	Delaware

Go Daddy Operating Company, LLC	Delaware

GoDaddy.com, LLC	Delaware

Wild West Domains, LLC	Delaware